Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717

Phone: 631.231.4600

www.medical-action.com

CONTACT:	Charles L. Kelly – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS

FOURTH QUARTER AND FISCAL 2010 RESULTS

Fiscal 2010 Net Earnings Set New Company Record

BRENTWOOD, NY, June 2, 2010 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported fourth quarter and fiscal 2010 results, with fourth quarter net income of $5,194,000, a significant improvement over the prior year period and fiscal 2010 net income of $16,841,000 setting a new company earnings record.

Medical Action also reported gains in other financial measures year-over-year, with shareholders’ equity increasing 17% to $142,722,000, cash generated from operating activities increased $40,206,000 to $43,268,000 and debt reduction of $41,811,000, from $60,046,000 to $18,235,000 at the close of the fiscal year.

Net sales for the three months ended March 31, 2010 totaled $71,223,000, a decrease of $1,633,000, or 2%, versus the $72,856,000 in net sales reported for the three months ended March 31, 2009. Net income for the fourth quarter of fiscal 2010 of $5,194,000, or $0.31 per basic and $0.30 per diluted share, a significant improvement over the net income of $1,772,000, or $0.11 per basic and diluted share, reported in the prior year period.

Net sales for the twelve months ended March 31, 2010 were $290,146,000, a decline of $5,924,000, or 2%, versus the $296,070,000 reported for the twelve months ended March 31, 2009. Net income for fiscal 2010 of $16,841,000, or $1.04 per basic and $1.03 per diluted share increased substantially over the $4,955,000, or $0.31 per basic and diluted share, reported in the prior year period.

“Our financial results for the fourth quarter and fiscal year reflect the benefit of lower raw material costs and our success in resolving many of the operational difficulties which affected our results of operations during fiscal 2009,” said Chief Executive Officer and President Paul D. Meringolo. “We have successfully remedied the underlying causes of production inefficiencies that existed in our Gallaway, Tennessee manufacturing facility and, as a result, have eliminated the backorders that have challenged us for most of last year. The cost of products sourced from China have been relatively stable during the fiscal year. While we have seen an increase in resin prices throughout the fiscal year, advance resin purchases have provided protection from these rising costs and have generated year over year cost reductions. We have taken the opportunity to significantly pay down our outstanding debt during the year while continuing to invest in capital equipment to increase efficiencies in our production facilities.”

“We have never wavered from our focus on leadership and high standards of performance throughout our organization,” Meringolo added, “we will continue to innovate, increase operational efficiencies, manage costs effectively, hire and develop talented people and forge stronger relationships with existing and new customers within our healthcare community.”

“After the challenges of fiscal 2009 and our significant performance improvement in fiscal 2010,” Meringolo said, “we are optimistic about the future of Medical Action, including our ability to execute our multiple strategies, continue to develop our people and improve our processes.”

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on June 2, 2010. You may participate in the conference call by calling (888) 868-9080 (domestic) or (973) 935-8511 (international); conference ID #74662688. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on June 2, 2010.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	3/31/10	3/31/09	3/31/10	3/31/09
	(Unaudited)
Statements of Operations:
Net sales	$71,223	$72,856	$290,146	$296,070
Cost of sales	53,685	58,326	221,242	245,135

Gross profit	17,538	14,530	68,904	50,935

Selling, general and administrative expenses	9,304	10,891	40,198	40,161
Interest expense, net	226	620	1,348	2,678

Income before income taxes	8,008	3,019	27,358	8,096
Income tax expense	2,814	1,247	10,517	3,141

Net income	$5,194	$1,772	$16,841	$4,955

Net income per share basic:	$0.31	$0.11	$1.04	$0.31
Net income per share diluted:	$0.30	$0.11	$1.03	$0.31

	March 31, 2010	March 31, 2009
Balance Sheets:
Assets
Cash and cash equivalents	$5,641	$3,459
Accounts receivable, net	18,294	21,459
Inventories, net	34,860	43,221
Prepaid expenses and other current assets	4,653	6,404

Total Current Assets	63,448	74,543

Property and equipment, net	39,816	40,313
Goodwill	80,699	80,699
Other intangible assets, net	14,457	15,886
Other assets	2,376	3,725

Total Assets	$200,796	$215,166

Liabilities and Shareholders’ Equity
Accounts payable	$11,691	$8,190
Accrued expenses, payroll, payroll taxes and income taxes	12,216	10,643
Deferred income taxes	15,932	14,282
Total debt	18,235	60,046
Shareholders’ equity	142,722	122,005

Total Liabilities and Shareholders’ Equity	$200,796	$215,166

Key Financial Statistics
Current ratio	1.6	2.9
Debt to equity ratio	.13	.49
Book value per share	$8.73	$7.61

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